Exhibit 10.16

LEASE

Basic Lease Information

Date:	January 10, 2020

Landlord:	SHAC INGOLD APARTMENTS LLC, a Delaware limited liability company

Tenant:	VECTOR LABORATORIES, INC., a California corporation

Building (Section 1.1):	The building containing approximately 65,000 rentable square feet, commonly known as 30 Ingold Road, Burlingame, California.

Land (Section 1.1):	The real property legally described on Exhibit A attached hereto. The Land consists of approximately 3.20 acres of land.

Existing Improvements (Section 1.1):	The Building and all other improvements on the Land, including, without limitation, the parking structure and other parking areas, drive aisles, sidewalks, loading areas, access roads and landscaping.

Premises (Section 1.1):	The Existing Improvements and the Land. The Premises is approximately outlined on Exhibit B attached hereto.

Term; Expiration Date (Section 2.1):

The term of this Lease (the “Term”) shall be a period commencing on the Commencement Date and ending on the last day of the twenty-third (23rd) full calendar month from and after the Commencement Date (the “Expiration Date”), unless the Term is terminated earlier pursuant to the terms of this Lease.

Commencement Date (Section 2.1):

The date on which the “Close of Escrow,” as that term is defined in the Purchase Agreement (as defined in Section 15.7 below) occurs. It is intended that “Escrow Holder,” as that term is defined in the Purchase Agreement, shall insert the date on which the Close of Escrow occurs as the Date of this Lease hereinabove.

Base Rent (Section 3.1):

One Hundred Thirty Five Thousand Six Hundred Fifty-Two and 18/100 Dollars ($135,652.18) per month for a total lease consideration of Three Million One Hundred Twenty Thousand Dollars ($3,120,000) (the “Aggregate Rent Consideration”) to be paid to Landlord during the Term.

Permitted Use of the Premises (Section 4.1):	All uses permitted by Legal Requirements (as defined in Section 4.4 below).

Landlord’s Address (Section 14.1):

c/o SummerHill Apartment Communities Investments LLC

3000 Executive Parkway, Suite 450

San Ramon, CA 94583

Email: JZeiszler@shapartments.com

Attn: Jeff Zeiszler

with a copy to:

SummerHill Apartment Communities Investments LLC

777 S. California Avenue

Palo Alto, CA 94304

Attn: General Counsel

Tenant’s Address (Section 14.1):

Vector Laboratories, Inc.

30 Ingold Road

Burlingame, California 94010

Attn: John Lai

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

Three Embarcadero Center, 12th Floor

San Francisco, California 94111-4074

Attn: Lee A. Edlund, Esq.

Landlord’s Address for Payment of Rent (Section 3.4):	c/o SummerHill Apartment Communities Investments LLC 3000 Executive Parkway, #450 San Ramon, CA 94583 Attn: Controller

Security Deposit:	An amount equal to the one monthly installment of Base Rent.

Guarantor of Lease (Section 3.10):	Maravai Life Sciences Holdings, LLC, a Delaware limited liability company

Exhibits:	Exhibit A Legal Description of the Land Exhibit B Outline of the Premises Exhibit C List of Approved Contractors Exhibit D Permitted Materials Exhibit E Guaranty of Lease

The foregoing Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the Lease, the Basic Lease Information shall control.

[CONTINUES ON THE NEXT PAGE]

LEASE

THIS LEASE, made as of the date specified in the Basic Lease Information, by and between the landlord specified in the Basic Lease Information (“Landlord”), and the tenant specified in the Basic Lease Information (“Tenant”).

W I T N E S S E T H:

ARTICLE 1

Premises

1.1        Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and subject to the covenants hereinafter set forth, to all of which Landlord and Tenant hereby agree, the building commonly known as 30 Ingold Road, Burlingame, California (the “Building”) and all other improvements (together with the Building, collectively, the “Existing Improvements”) on the land legally described in Exhibit A (the “Land”), all as specified in the Basic Lease Information (collectively, the “Premises”), and as approximately outlined on Exhibit B attached hereto. Landlord and Tenant stipulate and agree that, for purposes of this Lease, the Building contains the number of square feet of rentable area specified in the Basic Lease Information and the Land contains the number of acres specified in the Basic Lease Information, and neither the Building nor the Land shall be subject to remeasurement during the Term.

1.2        Premises “As Is”. Tenant acknowledges that it is presently in possession of the Premises and is fully aware of the condition of the Premises. Landlord shall have no obligation to construct or install any improvements in the Premises or to remodel, renovate, recondition, alter or improve the Premises in any manner, and Tenant shall accept the Premises “as is” and in its existing condition on the Commencement Date. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose, or any other kind arising out of this Lease and there are and shall be no warranties that extend beyond the warranties, if any, expressly set forth in this Lease. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Notwithstanding anything to the contrary contained in this Lease, if Tenant obtains a CASp inspection or if Tenant desires that any improvements, repairs or maintenance recommended in a CASp inspection report be performed, then Tenant shall be responsible for the costs of any improvements, repairs or maintenance to the Premises which are required in any CASp inspection or report or that are desired by Tenant for any reason.

1.3        Parking. During the Term, as the sole occupant of the Premises (and the Property), Tenant shall have the exclusive right to use all parking spaces located on the Property.

1.4        Signage. Notwithstanding anything contained in the Lease to the contrary, during the Term, Tenant shall have the right, at Tenant’s sole cost and expense, to maintain exterior signage in the locations currently utilized by Tenant at the Premises. Landlord shall not be entitled to install or erect any other signage on the Premises. Upon the termination of this Lease, Tenant may, if it desires, at its sole cost and expense, remove any signage containing Tenant’s name or logo in accordance with Section 7.2 below.

1.5        Tangible and Intangible Personal Property. Tenant shall have the right, throughout the Term and at no additional cost, to use any tangible personal property, if any, that was conveyed to Landlord by Tenant prior to or concurrently with the Commencement Date pursuant to the Purchase Agreement (the “Tangible Property”) and Tenant shall have the right to use such permits and licenses conveyed to Landlord pursuant to the Purchase Agreement that are necessary for the continuing use of the Premises and operation of Tenant’s business on the Premises (the “Intangible Property” and together with the Tangible Property, the “Licensed Property”). Landlord hereby makes no representations or warranties regarding the condition of the Licensed Property, and Tenant accepts the Licensed Property in its currently existing, “AS-IS, WHERE-IS, WITH ALL FAULTS,” condition. The Licensed Property specifically excludes all warranties, guaranties, indemnities, licenses, permits, entitlements, governmental approvals and certificates of occupancy obtained by Landlord or necessary for Landlord’s development plan or used in connection with Landlord’s development plan. Tenant shall continue to use the Licensed Property in connection with the operation, management and maintenance of the Premises. Tenant shall maintain any personal property comprising the Licensed Property in good condition, repair and working order, reasonable wear and tear excepted, and none of such personal property shall be removed from the Premises, unless replaced by unencumbered personal property of equal or greater utility and value. Tenant shall not cause or permit any liens, encumbrances or security interests of any kind or nature to attach to the Licensed Property during the Term. Otherwise, Tenant shall surrender the Licensed Property in its “AS-IS, WHERE-IS, WITH ALL FAULTS,” condition upon the expiration or earlier termination of this Lease.

ARTICLE 2

Term

2.1        Term of Lease. The term of this Lease (the “Term”) shall be the term specified in the Basic Lease Information, which shall commence on the commencement date specified in the Basic Lease Information (the “Commencement Date”) and, unless sooner terminated as hereinafter provided, shall end on the expiration date specified in the Basic Lease Information (the “Expiration Date”).

2.2        Holding Over. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration of the Term or the termination of this Lease. If, without consent by Landlord, Tenant holds possession of the Premises for more than ten (10) days after the expiration or earlier termination of this Lease, then such holding over shall be without Landlord’s consent and if Landlord accepts Base Rent after the expiration or earlier termination of this Lease, shall be on the basis of a month-to-month tenancy subject to all of the terms and conditions of this Lease, except that the Base Rent payable during such month-to-month tenancy shall be equal to two hundred percent (200%) of the Base Rent in effect at the expiration of the Term of this Lease, prorated for an partial calendar months. Landlord and Tenant each shall have the right to terminate such month to month tenancy by giving at least thirty (30) days’ written notice of termination to the other at any time, in which event such tenancy shall terminate on the termination date set forth in such termination notice. Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant. Tenant acknowledges that Landlord’s development plans require that Tenant and all subtenants vacate the Premises no later than the expiration of the Term or earlier termination of this Lease and that Landlord will be significantly damaged if Tenant or any subtenant fails to timely vacate the Premises. Therefore, if the Term expires and Tenant or any subtenant holds over or otherwise fails to surrender possession of the Premises at the end of the Term in the manner required under this Lease, in addition to all rights and remedies of Landlord provided for in this Lease or at law or equity,

Tenant shall indemnify, protect, defend and hold Landlord entirely free and harmless from and against any and all damages, losses, claims, suits, actions, costs, expenses and liabilities (including without limitation, attorneys’ fees and costs) arising from or attributable to Tenant’s or subtenant’s failure to vacate the Premises when due, including, without limitation, losses due to construction delays, carry costs and other similar damages.

2.3        Tenant’s Right to Terminate. Tenant shall have the option to terminate and cancel this Lease at any time during the Term only by doing each of the following: (i) Tenant shall provide Landlord with no less than thirty (30) days prior written notice (the “Termination Notice”), which Termination Notice shall specify the effective date of such early termination (the “Early Termination Date”) and (ii) concurrently with the delivery of the Termination Notice, Tenant shall deliver a payment (the “Termination Payment”) to Landlord in the aggregate amount of all of the monthly Rent that would be due from Tenant to Landlord each month for the remainder of the Term after the Early Termination Date so that Landlord will have received the Aggregate Rent Consideration. For example, if Tenant delivers the Termination Notice and Tenant has paid Base Rent through the end of the sixth month of the Term, the Termination Payment due to Landlord will be $2,306,087.06 (calculated as the remaining seventeen (17) months of Base Rent to be paid through the end of the Term, multiplied by the Base Rent of One Hundred Thirty Five Thousand Six Hundred Fifty Two and 18/100 Dollars ($135,652.18) per month). As a further example, if Tenant delivers the Termination Notice and Tenant has paid Base Rent through the end of the 20th month of the Term, the Termination Payment due to Landlord will be $406,956.54 (calculated as the remaining three (3) months of Base Rent to be paid through the end of the Term, multiplied by the Base Rent of One Hundred Thirty Five Thousand Six Hundred Fifty Two and 18/100 Dollars ($135,652.18) per month). Following Tenant’s delivery of the Termination Notice and the Termination Payment, the Expiration Date of the Lease shall be the Early Termination Date for all purposes of this Lease, and the Term shall expire on the Early Termination Date. On or before the Early Termination Date, Tenant shall surrender the Premises to Landlord in the condition otherwise required hereunder.

ARTICLE 3

Rent

3.1        Base Rent. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay to Landlord monthly base rent as specified in the Basic Lease Information (the “Base Rent”).

3.2        Landlord’s Property Tax Obligation. Commencing on the Commencement Date and continuing thereafter throughout the Term, Landlord shall pay any and all Property Taxes (as defined below) related to the Property. The parties acknowledge and agree that in no event shall Tenant have any obligation to pay (or to reimburse Landlord for) any Property Taxes. As used herein, “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises. Tenant is responsible to pay all taxes levied, assessed, charged, confirmed or imposed on Tenant’s tangible or intangible personal property, trade fixtures and equipment.

3.3        Additional Rent. Throughout the Term, Tenant shall pay, as additional rent and in addition to Base Rent, all other amounts of money and charges required to be paid by Tenant under this Lease (including, without limitation, the costs of any Tenant Directed Insurance as defined below), whether or not such amounts of money or charges are designated “additional rent.” As used in this Lease, “rent” shall mean and include Base Rent and all additional rent payable by Tenant in accordance with this Lease.

3.4        Utility Charges. During the Term, Tenant shall promptly pay directly to the provider, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick up, and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Term, together with any taxes thereon. If Tenant fails to timely pay any such charges for water, gas, electricity, telephone, sewer service, waste pick-up or any other utility charges, Landlord, in its sole discretion, may pay such amounts directly and include such charges as additional rent.

3.5        Landlord’s Insurance Costs. If Landlord obtains any Tenant Directed Insurance (defined below), then within five (5) business days after written demand from Landlord (such demand indicating the amount of the insurance premium and other costs for any insurance obtained in connection therewith), Tenant shall pay as additional rent the full amount of the insurance premium and other costs for any insurance obtained by Landlord as described in Section 8.3 below.

3.6        Rent Payment. Tenant shall pay Base Rent to Landlord, in advance, on or before the first (1st) day of each and every calendar month during the Term without notice, demand, deduction or offset. Base Rent shall be prorated for any partial calendar months during the Term. All other additional rent shall be paid in arrears within thirty (30) days of an invoice together with reasonable supporting documentation. Tenant shall pay all rent to Landlord in lawful money of the United States of America, at the address for the payment of rent specified in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate in writing. For convenience, Tenant may include payment of the estimated amount of additional rent and any other charges, if any, and the Base Rent in one check.

3.7        Late Payment. Tenant acknowledges that the late payment by Tenant of any rent will cause Landlord to incur costs and expenses, the exact amount of which is extremely difficult and impractical to fix. Such costs and expenses will include administration and collection costs and processing and accounting expenses. Therefore, if any rent is not received by Landlord within five (5) business days after the date such payment is due (with respect to regularly scheduled payments such as Base Rent) or within five (5) business days after any additional rent was due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent amount; provided, however, that on the first occasion of any late payment by Tenant during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) business days thereafter in which to make such payment before any late charge is assessed. If any rent remains delinquent for a period of thirty (30) days after the date such payment was due, then, in addition to such late charge, interest shall accrue on such rent from the thirty-first (31st) day after such payment became due until paid at the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H. 15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus three (3) percentage points, and (ii) the highest rate permitted by applicable law. Landlord and Tenant agree that such late charge represents a reasonable estimate of such costs and expenses and is fair reimbursement to Landlord. In no event shall such late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or enforcing any remedy available to Landlord upon Tenant’s failure to pay any rent when due under this Lease. The parties agree that the above referenced late charge is not a penalty or forfeiture but represents a reasonable estimate of the costs and expenses to be incurred by Landlord in connection with the late payment of rent

3.8        No Accord and Satisfaction. No payment by Tenant of an amount less than the full amount of any rent due hereunder shall be deemed to be anything other than a partial payment on account of the earliest due rent, nor shall any endorsement or statement on any check or letter accompanying any such partial payment be deemed an accord and satisfaction, and Landlord may accept such partial payment without prejudice to Landlord’s right to recover the balance due of such rent or to pursue any remedy available under this Lease, at law or in equity. Landlord may accept any partial payment from Tenant without invalidating any default notice required to be given under this Lease (to the extent such default notice is required) and without invalidating any notice required by any law pertaining to recovery of possession of the Premises or enforcement of any remedy after a default by Tenant.

3.9        Security Deposit. Tenant concurrently with the execution of this Lease shall deposit the Security Deposit with Landlord, and will keep on deposit at all times during the Term, and any extensions thereof, the sum set forth in the Basic Lease Information, the receipt of which is hereby acknowledged, as security for the payment by Tenant of all sums herein agreed to be paid and for the faithful performance of all the terms, conditions, and covenants of this Lease. If, at any time during the Term, Tenant shall be in default in the performance of any provision of this Lease (after any applicable notice and cure periods), Landlord shall have the right to use said Security Deposit, or so much thereof as necessary, in payment of any sums in default as aforesaid, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of Tenant’s default. In such event, Tenant shall, on written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to its original amount. In the event Security Deposit has not been utilized as aforesaid, the Security Deposit, or as much thereof as has not been utilized for such purposes, shall be refunded to Tenant, without interest, within sixty (60) days after the later of (i) termination of the Lease or (ii) surrender and acceptance of the Premises; provided, however, Landlord may retain the same as security for payment of any Additional Rent attributable to the period prior to such termination until said amounts are calculated and paid in accordance with the provisions hereof. Landlord shall have the right to commingle the Security Deposit with other funds of Landlord. Landlord shall deliver the funds deposited herein by Tenant to the purchaser of Landlord’s interest in the Premises in the event such interest shall be sold, and thereupon Landlord shall be discharged from further liability with respect to the Security Deposit. If claims of Landlord exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

3.10        Guaranty of Lease. The obligations of Tenant under this Lease shall be guaranteed jointly and severally by the entity shown in the Basic Lease Information above (“Guarantor”), pursuant to a Guaranty in the form of Exhibit E attached hereto (the “Lease Guaranty”).

3.11        Tenant’s Obligation to Pay the Aggregate Rent Consideration. Tenant and Landlord acknowledge that this Lease, the Aggregate Rent Consideration and the Term of this Lease are a part of the bargained for consideration between the parties, that the Purchase Price under the Purchase Agreement (defined in Section 15.7 hereof) was agreed upon in contemplation of and with the agreement of Landlord and Tenant that the full amount of the Aggregate Rent Consideration will be paid from Tenant to Landlord in all circumstances, and that Landlord (as Buyer under the Purchase Agreement) would not have entered into the Purchase Agreement, this Lease nor would Landlord have agreed to the Base Rent to be paid by Tenant pursuant to this Lease, but for Tenant’s agreement and obligation to pay the Aggregate Rent Consideration and to fully perform all of its obligations under this Lease. Accordingly, Tenant represents, warrants and agrees that if this Lease terminates, expires or is terminated for any reason on or before the Expiration Date, Tenant shall pay the Termination Payment to Landlord or otherwise pay such amounts as may be necessary so that Landlord receives the Aggregate Rent Consideration. This Section 3.11 shall survive the termination or expiration of the Lease.

ARTICLE 4

Use of the Premises

4.1        Permitted Use. Tenant shall use the Premises for any uses permitted by Legal Requirements. Without limiting the generality of the foregoing, Landlord acknowledges that Tenant intends to continue occupying and using the Premises in a similar manner to its occupancy and use thereof prior to the Commencement Date, which may include, without limitation, holding events at the Premises (both inside and outside the Building), and that no notice to or approval from Landlord shall be required in connection with the use of the Premises for any lawful purpose. Tenant shall not do or permit to be done in, on or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any Legal Requirements now in force or which may hereafter be enacted or that will unreasonably interfere with or delay Landlord’s proposed entitlements for the redevelopment of the Property. Tenant shall comply with the requirements of all documents recorded in the Official Records of San Mateo County, California, as of the Commencement Date. Tenant shall not use or allow the Premises to be used for any unlawful activity, nor shall Tenant cause or maintain any nuisance in, on or about the Premises or commit any waste in, on or about the Premises.

4.2        Environmental Definitions. As used in this Lease, “Hazardous Material” shall mean any substance that is (a) defined under any Environmental Law (as defined below) as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, (b) a petroleum hydrocarbon, including crude oil or any fraction or mixture thereof, (c) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (d) otherwise regulated pursuant to any Environmental Law. As used in this Lease, “Environmental Law” shall mean all federal, state and local laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements of all federal, state and local governmental agencies or other governmental authorities pertaining to the protection of human health and safety or the environment, now existing or later adopted during the Term of this Lease. As used in this Lease, “Permitted Activities” shall mean the lawful activities of Tenant that are part of the ordinary course of Tenant’s business. As used in this Lease, “Permitted Materials” shall mean Hazardous Materials stored and handled from time to time by Tenant in accordance with Environmental Laws and in the ordinary course of conducting Permitted Activities. Landlord acknowledges that, as of the Effective Date (as defined in the Purchase Agreement), the Permitted Materials include those Hazardous Materials (and in the approximate quantities) described on Exhibit D attached hereto.

4.3        Environmental Requirements.

(a)        Tenant hereby agrees that: (i) Tenant shall not use, store or otherwise handle, or permit any use, storage or other handling of, any Hazardous Material in, on or about the Premises during the Term, other than Permitted Materials that are used, stored and handled in compliance with all applicable Environmental Laws and good Hazardous Materials handling practices; (ii) Tenant shall obtain and maintain in effect all permits and licenses required pursuant to any Environmental Law for Tenant’s activities on the Premises during the Term, and Tenant shall at all times during the Term comply with all applicable Environmental Laws; (iii) Tenant shall not install after the Commencement Date any aboveground or underground storage tank or any subsurface lines for the storage or transfer of any Hazardous Material, except for the lawful discharge of waste to the sanitary sewer, and Tenant shall at all times during the Term store all Hazardous Materials in a manner that protects the Premises and the environment from accidental spills and releases; (iv) Tenant shall not cause or permit to occur during the Term any unauthorized release of any Hazardous Material or any condition of pollution or nuisance on or about the Premises, whether affecting surface water or groundwater, air, the land or the subsurface environment; (v) Tenant shall promptly remove from the Premises any Hazardous Material which is introduced onto the Premises by Tenant after the Commencement Date which is not a Permitted Material and, on or before the date Tenant ceases to occupy the Premises, Tenant shall remove from the Premises all Hazardous Materials and all Permitted Materials introduced by Tenant on the Premises after the Effective Date (as defined in the Purchase Agreement); and (vi) if any unauthorized release of a Hazardous Material to the environment results in any condition of pollution or nuisance occurring on or about or beneath the Premises and the same arises from any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees during the Term, Tenant shall, at Tenant’s sole cost and expense, promptly undertake all remedial measures required to clean up and abate or otherwise respond to such unauthorized release, pollution or nuisance in accordance with all applicable Environmental Laws. Landlord and Landlord’s representatives shall have the right, but not the obligation, upon reasonable prior notice to Tenant and in accordance with the terms and conditions of Section 4.5 below, to enter the Premises at any reasonable time for the purpose of inspecting the storage, use and handling of any Hazardous Material on the Premises in order to determine Tenant’s compliance with the requirements of this Lease and applicable Environmental Law. If Landlord gives written notice to Tenant that Tenant’s use, storage or handling of any Hazardous Material on the Premises does not comply with this Lease or applicable Environmental Law, Tenant shall correct any such violation within ten (10) business days after Tenant’s receipt of such notice from Landlord.

(b)        Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature (including reasonable attorneys’ fees and disbursements incurred in the investigation, defense or settlement of claims) (collectively, “Claims”) that Landlord may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any Hazardous Material introduced or permitted on or about or beneath the Premises by any act or omission of Tenant or its agents, officers, employees, or contractors on or after the Commencement Date. Notwithstanding anything contained in the Lease to the contrary, Tenant’s obligations with respect to remediation of Hazardous Materials and to indemnify Landlord for Hazardous Materials at the Premises shall only apply to Hazardous Materials that Landlord proves were first introduced to the Premises following the Commencement Date. Landlord shall indemnify and defend Tenant against and hold Tenant harmless from all Claims that Tenant may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any Hazardous Material introduced on or about or beneath the Premises by any act or omission of Landlord or its agents, officers, employees or contractors on or after the Commencement Date.

(c)        The liability of Landlord and Tenant under this Section 4.3 shall survive the termination of this Lease with respect to acts or omissions that occur before such termination.

4.4        Compliance with Legal Requirements.

(a)        Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, fixtures, machinery, equipment or improvements in the Premises, including, without limitation, the Americans with Disabilities Act (collectively, “Legal Requirements”); provided, however, that Tenant shall not be required to perform any structural changes to the Premises or modifications to the building systems and equipment of the Premises unless such changes or modifications are related to or affected or triggered by (i) Tenant’s alterations made to the Premises following the Commencement Date, (ii) Tenant’s use of the Premises for any purpose, it being acknowledged and agreed that Tenant, at its sole cost and expense, shall be responsible for complying with all laws necessary or that are required in order for Tenant to use and occupy the Premises or (iii) Tenant’s particular employees or employment practices.

(b)        Tenant shall be responsible, at Tenant’s sole cost and expense, for causing the Premises to comply with all Legal Requirements during the Term. Landlord shall have no obligation to perform any improvements, repairs or maintenance or to make any alterations to the Premises to cause the

Premises to comply with any Legal Requirements or to cause the Premises to be suitable for Tenant’s use and purposes.

(c)        Tenant acknowledges that Landlord intends to develop and construct a multi-unit residential apartment community on the Premises and, accordingly, the Premises will eventually be demolished by Landlord upon the termination of the Lease. Tenant further acknowledges, consents and agrees that Landlord and Landlord’s architects, engineers, consultants, vendors and other representatives, together with any prospective buyers or tenants of Landlord, may upon prior reasonable notice to Tenant, conduct studies, test, sampling and investigations at the Premises (including invasive testing sampling) and further that Landlord may conduct construction activity, such as earthwork, demolition and relocation of utilities on the Land (except physical demolition or construction on the Building) provided that such construction activity does not unreasonably interfere with Tenant’s use and occupancy of the Premises. Tenant agrees that Landlord shall have no liability to Tenant for any inconvenience, noise, vibrations, dust, temporary road or driveway closures, or temporary loss of utilities that result from such activity by Landlord provided that such construction activity does not unreasonably interfere with Tenant’s use and occupancy of the Premises.

4.5        Entry by Landlord. Except as otherwise expressly provided herein below, Landlord shall have the right to enter the Premises at reasonable hours upon at least forty-eight (48) hours advance notice (provided that no advance notice need be given if an emergency (as determined by Landlord in its good faith judgment) necessitates an immediate entry), to (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers, tenants or lenders, (c) post notices of non-responsibility, (d) make any repairs to the Premises, and (e) conduct invasive and non-invasive tests, analysis, investigations and studies of the condition of the Premises provided that such construction activity does not unreasonably interfere with Tenant’s use and occupancy of the Premises; provided that, Landlord shall at all times be accompanied by a representative of Tenant during any entry into the Building by Landlord (or so long as Tenant makes a representative available). Tenant waives all claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry provided that any such entry (and any work in connection therewith) shall be concluded as promptly as reasonably practicable and so as to cause as little interference to Tenant as reasonably practicable. In any entrance into the Premises pursuant to the provisions of this Section 4.5, Landlord shall comply with Tenant’s reasonable security and confidentiality procedures previously detailed by Tenant to Landlord, except to the extent Landlord or its agents reasonably determine that an emergency makes compliance with such procedures impracticable. Notwithstanding anything to the contrary contained in this Section 4.5, Tenant may designate certain areas of the Premises as “Secured Areas” as reasonably required for purposes of securing certain valuable property and confidential information, including, without limitation, as may be required by legal Requirements, and Landlord shall have no right whatsoever to enter such Secured Areas unless accompanied by a representative of Tenant.

ARTICLE 5

Utilities

5.1        Tenant’s Responsibilities. Tenant shall pay, directly to the appropriate supplier before delinquency, for all water, gas, heat, light, power, telephone, sewer, refuse disposal and other utilities and services supplied to the Premises, together with all taxes, assessments, surcharges and similar expenses relating to such utilities and services. Tenant, at Tenant’s sole cost and expense, shall furnish the Premises with all telephone service, window washing, security service, janitorial, scavenger and disposal services, property management services, and other services required or desired by Tenant for the use of the Premises permitted by this Lease. Tenant shall keep, maintain and replace, as necessary, in good condition and repair, the plumbing system, utility lines and connections and other utility fixtures and equipment serving the Premises, including, without limitation, water, sewer, telephone, electrical and gas connections, to their respective points of connection with the Premises. Except to the extent otherwise expressly provided in Section 5.2 below, Landlord shall have no obligation whatsoever to provide any property management services or any other services to Tenant under this Lease. If Landlord retains a property manager during the Term, then such property manager shall not have an office on the Premises, and Landlord shall be solely responsible (with no reimbursement from Tenant) for all costs and expenses incurred in connection with Landlord’s property manager.

5.2        Landlord’s Responsibilities. Tenant hereby waives the provisions of California Civil Code Section 1932(1), 1941 and 1942 or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Landlord shall not be in default under this Lease or be liable for any damage or loss directly or indirectly resulting from, nor shall the rent be abated (except as otherwise expressly provided herein below) or a constructive or other eviction be deemed to have occurred by reason of, any interruption of or failure to supply or delay in supplying any such utilities and services or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any resource or form of energy or other service serving the Premises, whether such results from mandatory restrictions or voluntary compliance with guidelines; provided, however, that Landlord shall, however, use reasonable and diligent efforts to restore or to cause the restoration of the interrupted utility service, if and to the extent that the interruption or failure is caused by or the result of, directly or indirectly, the negligence or willful misconduct of Landlord or Landlord’s agents, employees, officers or contractors. Notwithstanding anything contained herein to the contrary, if any interruption in, or failure or inability to provide any utilities to the Premises is caused by or the result of, directly or indirectly, the negligence or willful misconduct of Landlord or Landlord’s agents, employees, officers or contractors and continues for three (3) or more consecutive days after Tenant’s written notice thereof to Landlord and Landlord fails to restore or commence repairs or work to restore such interruption or failure, then Tenant shall be entitled to an abatement of Base Rent, which abatement shall be based on the extent of Tenant’s inability to reasonably use the Premises for Tenant’s business. The abatement provisions set forth above shall be inapplicable to any interruption in, or failure or inability to provide any utilities that is caused by (x) damage by fire or other casualty or a taking (it being acknowledged that such situations shall be governed by Articles 11 and 12, respectively), (y) the negligence or willful misconduct of Tenant or Tenant’s agents, employees, officers or contractors, or (z) by any act other than the acts of Landlord, it being acknowledged and agreed to by Tenant that Tenant is responsible for causing all utilities to be furnished to the Premises throughout the Term.

ARTICLE 6

Maintenance and Repairs

6.1        Obligations of Landlord. Except to the extent that Landlord or its agents, employees or contractors causes any damage to the Premises or as otherwise set forth in Section 6.3 below, Landlord shall have no obligation to maintain or repair the Premises during the Term. Landlord shall, at Landlord’s expense, promptly repair any damage to the Premises caused by Landlord or any agent, employee or contractor of Landlord.

6.2        Obligations of Tenant. Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, maintain the Premises in good order and operating condition, ordinary wear and tear excepted, in order to permit Tenant to operate its then current business activities at the Premises, as reasonably determined by Tenant; provided that (i) Tenant’s obligations regarding maintenance of the Premises shall be limited to maintaining the Premises in the same condition as of the Commencement Date, normal and tear excepted, (ii) in no event shall Landlord be required make any capital improvements, repairs or replacements to the Premises (including, without limitation, the structural portions of the Premises or the major building systems of the Premises) during the Term, and (iii) subject to Section 7.2 below, upon Tenant’s surrender of the Premises to Landlord on the expiration or earlier termination of the Term, Tenant shall not be required to repair or replace any portion of the Premises to the extent that the Premises (or any portions thereof) was in the same condition as of the Commencement Date, ordinary wear and tear excepted. Subject to the terms and conditions of Section 8.4 and Article 11 below, Tenant shall, at Tenant’s expense, promptly repair any damage to the Premises caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant.

6.3        Capital Repairs and Replacements. Landlord shall have no obligation to make any capital repairs of any kind or nature during the Term. If Tenant determines that any capital repairs are desired or necessary for Tenant’s continued lawful use of the Premises, then Tenant may make such repairs or replacements at its sole costs and expense. If Landlord is required by law to make any capital repairs or replacements to the Premises for any reason, then Landlord may terminate this Lease with thirty (30) days prior written notice to Tenant, or Landlord may elect to make such repairs and Tenant shall pay to Landlord the actual costs of such capital repairs and/or reimburse Landlord for the cost of such capital repairs within thirty (30) days after delivery of written demand therefore from Tenant.

ARTICLE 7

Alteration of the Premises

7.1        Alterations. Landlord agrees to allow Tenant to make such alterations to the Premises as are in the reasonable opinion of Tenant necessary for the operation of Tenant’s business. Landlord shall have no obligation to reimburse Tenant or pay for any alterations approved by Landlord. Tenant will not make any structural alterations to the Premises or any part thereof without first providing to Landlord the architectural plans and specifications relating thereto. All alterations, additions and improvements in or to the Premises to which Landlord consents (or is deemed to have consented) shall be made by Tenant at Tenant’s sole cost and expense as follows:

(a)        With respect to those alterations requiring Landlord’s consent, Tenant shall submit to Landlord, for Landlord’s written approval, complete plans and specifications for all work to be done by Tenant. Such plans and specifications shall be prepared by responsible licensed architect(s) and engineer(s) reasonably approved by Landlord (provided that, Landlord hereby approves those architects and engineers, if any, listed on Exhibit C attached hereto), shall comply with all Legal Requirements, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Premises, and shall be otherwise satisfactory to Landlord in Landlord’s reasonable discretion (provided that, in no event shall Tenant be required to construct improvements to any particular LEED standard, except as may be required by Legal Requirements).

(b)        Tenant shall obtain all required permits for the work. Tenant shall engage responsible licensed contractor(s) to perform all work, each of whom shall be subject to Landlord’s reasonable approval; provided that, Landlord hereby approves those contractors, if any, listed on Exhibit C attached hereto; and further provided that, in no event shall Landlord require Tenant to use union labor. Tenant shall perform all work in accordance with the plans and specifications approved by Landlord (with respect to those alterations requiring Landlord’s consent), in a good and workmanlike manner, in full compliance with all applicable Legal Requirements. Tenant shall pay for all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the alterations, additions and improvements. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of design of any work, construction of any work, or delay in completion of any work.

(c)        Tenant shall give written notice to Landlord of the date on which construction of any work will be commenced at least five (5) days prior to such date. Tenant shall keep the Premises free from mechanics’, materialmen’s and all other liens arising out of any work performed, labor supplied, materials furnished or other obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. Tenant shall have the right to contest the amount or validity of any such lien, provided Tenant gives prior written notice of such contest to Landlord, prosecutes such contest by appropriate proceedings in good faith and with diligence, and, upon request by Landlord, furnishes such bond as are sufficient to remove the lien from title to the Premises. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord and the Premises from such liens, and to take any other action Landlord deems necessary to remove or discharge liens or encumbrances at the expense of Tenant.

(d)        Landlord shall approve or disapprove of any matter requiring Landlord’s approval under this Article 7 no later than ten (10) days following its receipt of Tenant’s request for approval. Landlord agrees not to unreasonably condition or object to any matter requiring Landlord’s approval under this Article 7. If Landlord disapproves of any matter requiring Landlord’s approval under this Article 7, Landlord shall detail with specificity the reason for its objection in such disapproval notice. If Landlord fails to respond to any request for approval under this Article 7 within ten (10) days following Tenant’s delivery of a written request for Landlord’s approval, then Tenant may provide a second written notice to Landlord, which notice shall state that failure to approve or disapprove such request within five (5) days shall constitute Landlord’s consent to the proposed matter. Landlord’s failure to approve or disapprove of such matter within five (5) days of Tenant’s second request for approval shall be deemed Landlord’s approval of such matter. Landlord shall have no right to charge Tenant any coordination, supervision, management or other fees in connection with any alterations performed by Tenant.

7.2        Landlord’s Property; Surrender. All alterations, additions, fixtures and improvements, made in or to the Premises by Landlord or Tenant shall become part of the Premises and Landlord’s property and, notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove any such alterations, additions, fixtures and improvements, at the expiration or earlier termination of this Lease. All movable furniture, equipment, trade fixtures (whether or not attached to the Premises), signage containing Tenant’s name or logo, cameras (whether or not affixed to the interior or exterior of the Premises), computers, office machines and other personal property shall remain the property of Tenant. Upon termination of this Lease, Tenant may, at Tenant’s expense, remove any such movable furniture, equipment, trade fixtures, signage, cameras, computers, office machines and other personal property from the Premises that Tenant desires; provided, however, that, notwithstanding anything to the contrary contained in this Lease, upon Tenant’s vacation and surrender of the Premises to Landlord, (i) all piping, electrical, and cabling in the Premises relating to such removals will remain in its “as-is” condition, (ii) in no event shall Tenant be obligated to repair or restore any holes, penetrations or other openings in the walls (interior or exterior), floors, ceilings or monuments in connection with, resulting from or caused by the removal of Tenant’s movable furniture, equipment, trade fixtures, signage, cameras, computers, office machines and other personal property, (iii) Tenant shall remove and dispose of in accordance with Environmental Law any and all Hazardous Materials brought onto the Property by Tenant after the Effective Date (as defined in the Purchase Agreement); and (iv) Tenant shall terminate or cancel any operating permits, utility service contracts or other service contracts affecting the Premises so that all such contracts and services are terminated on or before the expiration of this Lease. Any moveable furniture, equipment, trade fixtures, signage, cameras, computers, office machines or other personal property that Tenant does not remove from the Premises shall become the personal property of Landlord, which may be disposed of by Landlord in Landlord’s sole discretion, and Tenant shall have no obligation to pay for the cost of removal thereof.

ARTICLE 8

Indemnification and Insurance

8.1        Damage or Injury. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises arising at any time and from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord. Tenant shall indemnify and defend Landlord and Landlord’s officers, directors, members, managers, shareholders, agents, employees, lenders, consultants, engineers and assigns (collectively, “Landlord’s Indemnitees”) against and hold Landlord and Landlord’s Indemnitees harmless from all Claims arising from or related to Tenant’s use of the Premises during the Term or any damage, bodily or personal injury, illness or death of any person occurring (i) within the Building during the Term from any cause whatsoever (except to the extent caused by the negligence or willful misconduct of Landlord, or its agents, contractors, officers, or employees), or (ii) in, on or about any part of the Premises outside the Building to the extent such damage, bodily or personal injury, illness or death is caused by negligence or willful misconduct of Tenant or its agents, contractors, officers, or employees. Landlord shall indemnify and defend Tenant against and hold Tenant harmless from all Claims arising from or related to any damage, bodily or personal injury, illness or death of any person occurring in, on or about any part of the Premises to the extent such damage, bodily or personal injury, illness or death is caused by negligence or willful misconduct of Landlord or its agents, contractors, officers, or employees. This section 8.1 shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.

8.2        Tenant’s Insurance Coverages. Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force the insurance coverages and amounts set forth in this Section 8.2.

(a)        Tenant shall maintain commercial general liability insurance, including contractual liability, broad form property damage liability, fire legal liability, premises and completed operations, and medical payments, with limits not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate, insuring against claims for bodily injury, personal injury and property damage arising from the use, occupancy or maintenance of the Premises. Tenant shall maintain business auto liability insurance with limits not less than One Million Dollars ($1,000,000) per accident covering owned, hired and non-owned vehicles used by Tenant. Tenant shall maintain umbrella or excess liability insurance with limits not less than Three Million Dollars ($3,000,000) per occurrence and general aggregate. Tenant shall carry workers’ compensation insurance for all of its employees in statutory limits in the state in which the Premises is located. Tenant shall maintain property insurance for all personal property of Tenant in an amount not less than the full replacement cost. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(b)        Tenant shall maintain “all-risk” (now referred to as special form causes of loss) property insurance covering Tenant’s moveable furniture, equipment, trade fixtures, signage, cameras, computers, office machines and other personal property located within the Premises, and any alterations or improvements made by Tenant to the interior of the Premises following the Commencement Date, against loss or damage resulting from fire and other insurable loss. Such insurance shall be in such amounts as Tenant may deem appropriate in its sole and absolute discretion. Tenant shall not be required to carry flood or earthquake or windstorm insurance.

(c)        All insurance and all renewals thereof shall be issued by companies with a rating of at least “A-” “VIII” or better in the current edition of Best’s Insurance Reports and be licensed to do and doing business in the state in which the Premises is located. Any policy required to be maintained hereunder by Tenant may be maintained under a so-called “blanket policy”, insuring other parties and other locations, so long as the amount of insurance to be provided hereunder is not thereby diminished. Tenant shall endeavor to issue a certificate of insurance that expressly provides that the policy shall not be canceled or materially altered without ten (10) days’ prior written notice to Landlord. All liability insurance (except workers’ compensation – employers liability) shall include Landlord and any other parties designated by Landlord (including any investment manager, asset manager or property manager) as an additional insured under “blanket endorsement”, shall be primary and noncontributing with any insurance which may be carried by Landlord, shall, subject to policy terms, conditions and exclusions, afford coverage for claims for bodily injury and/or property damage based on any act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period, and Landlord, although included as an additional insured, shall nevertheless be entitled to seek recovery under the policy for any loss, injury or damage to Landlord. Tenant shall deliver certificates of insurance, acceptable to Landlord, to Landlord at least ten (10) days before expiration of each policy. If Tenant fails to insure or fails to furnish any such insurance certificate, and such failure continues for ten (10) days following written notice from Landlord, then Landlord shall have the right to effect such insurance for the benefit of Tenant, and Tenant shall pay to Landlord on written demand, as additional rent, all premiums paid by Landlord.

8.3        Landlord’s Insurance Coverages.

(a)        Tenant may request in writing that Landlord obtain property insurance, commercial generally liability insurance or such other insurance coverages as Tenant may reasonably request to Landlord. Landlord shall review any such written request from Tenant and, within ten (10) business days of such request, Landlord shall, in Landlord’s reasonable discretion, consent to the obtaining of such insurance requested or shall discuss and confer with Tenant to attempt to come to an agreement on the type and amount of insurance to be procured by Landlord, and if Landlord and Tenant come to an agreement with respect to such insurance, Landlord shall promptly and in good faith procure such insurance (“Tenant Directed Insurance”). Tenant shall pay in advance as additional rent any premiums, deductibles or other cost of any Tenant Directed Insurance in accordance with the procedures set forth in Section 3.5.

(b)        Except for any Tenant Directed Insurance obtained by Landlord as set forth above, Landlord may, but is not required to, carry property insurance or any other insurance. Landlord shall provide Tenant with written notice of any insurance it obtains in connection with the Property. If Tenant does not request that Landlord carry property insurance or any other insurance and Landlord elects to do so, or if Tenant requests that Landlord carry the Tenant Directed Insurance and Landlord thereafter elects to carry insurance in excess of the Tenant Directed Insurance (any such insurance or excess insurance is referred to herein as “Landlord Elected Insurance”): (i) Landlord will carry such Landlord Elected Insurance at its own expense, (ii) it will have the sole right to all proceeds and benefits of the Landlord Elected Insurance; and (iii) it will not be required to add Tenant as an additional insured on the Landlord Elected Insurance.

(c)        Notwithstanding any of the foregoing in Sections 8.3(a) and (b) above, whether or not Landlord obtains the Tenant Directed Insurance or the Landlord Elected Insurance, for purposes of Section 8.4 below Landlord shall be deemed to carry “all-risk” (now referred to as special form causes of loss) property insurance covering the Premises (including any additions, alterations or improvements thereto, except those alterations or improvements made by Tenant to the interior of the Premises following the Commencement Date) against loss or damage resulting from fire and other insurable loss (the “Building Insurance”). Such Building Insurance shall be deemed to be on a one hundred percent (100%) replacement cost basis (exclusive of costs for excavation, foundations and footings).

8.4        Subrogation. Each party hereto hereby releases the other respective party and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Section 8.4, Landlord and Tenant shall be deemed to be carrying any of the insurance policies that they are required to carry pursuant to this Article 8 but do not actually carry, and Tenant’s property insurance shall be deemed to be on a one hundred percent (100%) replacement cost basis with respect to the personal property, alterations and improvements required to be covered by such property insurance. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

ARTICLE 9

Assignment or Sublease

9.1        Prohibition. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign this Lease or any interest herein, sublease the Premises or any part thereof, permit the use or occupancy of the Premises by any person or entity other than Tenant, or pledge, mortgage or hypothecate this Lease or any interest herein. If any subtenant, transferee or assignee is obligated to pay any amount in excess of the Rent required to be paid hereunder by Tenant, however such amounts may be characterized, including, without limitation, key rent or bonus rent (hereafter “Excess Rent”), Landlord shall be entitled to receive one hundred percent (100%) of such Excess Rent.

9.2        Landlord’s Consent. If Tenant wishes to obtain Landlord’s consent to any assignment of this Lease or sublease of all or any part of the Premises, Tenant shall give written notice to Landlord identifying the intended assignee or subtenant by name and address and specifying the terms of the intended assignment or sublease. Tenant shall give Landlord such additional information concerning the intended assignee or subtenant (including complete financial statements and a business history) or the intended assignment or sublease (including true copies thereof) as Landlord requests. Landlord shall approve or disapprove of any such assignment or subletting within thirty (30) days of Tenant’s request for consent. If Landlord fails in writing, within thirty (30) days following Tenant’s delivery of a written request for Landlord’s consent, to approve or disapprove any proposed assignment or sublease, then Tenant may provide a second written notice to Landlord, which notice shall state that Landlord’s failure to approve or disapprove such request within ten (10) days shall constitute Landlord’s consent to the proposed assignment or sublease. Landlord’s failure to approve or disapprove of any assignment or subletting within ten (10) days of Tenant’s second request for consent shall be deemed Landlord’s approval of the assignment or subletting. If Landlord disapproves any assignment or subletting, Landlord shall provide Tenant written notice with the reasons for such disapproval.

9.3        Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease. Tenant agrees that the instrument by which any assignment or sublease to which Landlord consents is accomplished shall expressly provide that the assignee or subtenant will perform all of the covenants to be performed by Tenant under this Lease (in the case of a sublease, only insofar as such covenants relate to the portion of the Premises subject to such sublease) as and when performance is due after the effective date of the assignment or sublease.

9.4        Tenant Not Released. No assignment or sublease whatsoever shall release Tenant from Tenant’s obligations and liabilities under this Lease or alter the primary liability of Tenant to pay all rent and to perform all obligations to be paid and performed by Tenant. No assignment or sublease shall amend or modify this Lease in any respect, and every assignment and sublease shall be subject and subordinate to this Lease. The acceptance of rent by Landlord from any other person or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or sublease shall not be deemed consent to any subsequent assignment or sublease. Except in connection with a transfer described in Section 9.5 below, Tenant shall pay to Landlord all reasonable direct costs and shall reimburse Landlord for all reasonable expenses incurred by Landlord in connection with any assignment or sublease requested by Tenant, such cost shall be no less than One Thousand Five Hundred Dollars ($1,500) and shall not exceed Five Thousand Dollars ($5,000) in connection with any one transfer. If any assignee, subtenant or successor of Tenant defaults in the performance of any obligation to be performed by Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments or subleases or amendments or modifications to this Lease with assignees, subtenants or successors of Tenant, without notifying Tenant or any successor of Tenant and without obtaining any consent thereto from Tenant or any successor of Tenant, and such action shall not release Tenant from liability under this Lease.

9.5        Permitted Transfers. Notwithstanding anything to the contrary in Sections 9.1 or 9.2 above, but subject to Sections 9.3 and 9.4 above, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to (a) any affiliate of Tenant or Tenant’s parent (or one or more of the constituent owners of Tenant or Tenant’s parent), (b) any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent, (c) any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or (d) any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) provided that (i) Landlord receives at least ten (10) business days’ prior written notice of the assignment or subletting (or, if such disclosure is prohibited by Legal Requirements or any confidentiality agreement to which Tenant is legally bound, Landlord receives written notice within five (5) days following such assignment or subletting), together with evidence that the requirements of this Section 9.5 have been met, (ii) the transferee assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, or agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (iii) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (iv) Maravai Life Sciences Holdings, LLC, a Delaware limited liability company, shall remain liable as Guarantor under the Guaranty unless and until a replacement guarantor is agreed upon by the parties.

9.6        Subordination. All subleases shall be subordinate in all respects to this Lease. If this Lease terminates for any reason or expires, all subleases shall automatically terminate and expire concurrently with this Lease and Landlord may immediately proceed to evict Tenant and any subtenants after the expiration or earlier termination of this Lease. This Lease does not provide non-disturbance or recognition rights as to any sublease or any subtenant. Landlord may in its sole discretion, accept any cure of any Tenant default under this Lease by any subtenant, but Landlord is under no obligation to accept any such cure.

ARTICLE 10

Events of Default and Remedies

10.1        Default by Tenant. The occurrence of any one or more of the following events (“Event of Default”) shall constitute a breach of this Lease by Tenant:

(a)        Tenant fails to pay Base Rent or any additional rent or other amount of money or charge payable by Tenant hereunder as and when such Base Rent or additional rent or amount or charge becomes due and payable and such failure continues for more than five (5) business days from the date such sums are due, provided, however, that on one (1) occasion during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) business days thereafter in which to make such payment before such failure to pay constitutes an Event of Default (provided that, if such failure to pay is not cured within such five (5) business day period, Landlord may exercise all remedies described in this Lease with respect thereto; or

(b)        Except for any monetary default described in Section 10.1(a) above or any unpermitted transfer or sublet described in Section 10.1(f) below, Tenant fails to perform or observe any other agreement, covenant or condition of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement, covenant or condition, such failure cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure within a reasonable time; or

(c)        Tenant or Guarantor (i) is generally not paying their debts as they become due, (ii) files, or consents by answer or otherwise to the filing against either of them of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) makes an assignment for the benefit of creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or Guarantor or of any substantial part of Tenant’s or Guarantor’s property, or (v) takes action for the purpose of any of the foregoing;

(d)        A court or governmental authority of competent jurisdiction enters an order appointing, without consent by Tenant or Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or Guarantor or with respect to any substantial part of Tenant’s or Guarantor’s property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Tenant or Guarantor, or if any such petition is filed against Tenant or Guarantor and such petition is not dismissed within sixty (60) days;

(e)        Tenant vacates or abandons the Premises for a period of thirty (30) consecutive days or more;

(f)        This Lease or the estate of Tenant hereunder shall be transferred, sublet, assigned to or shall pass to or devolve under any other person or party except as expressly provided in this Lease; or

(g)        Any default occurs under the Lease Guaranty.

10.2        Remedies Upon Default.

(a)        Landlord shall have the remedy described in California Civil Code Section 1951.2. If an Event of Default occurs, Landlord at any time thereafter shall have the right to give a written termination notice to Tenant and on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(i)        The worth at the time of award of all unpaid rent which had been earned at the time of termination;

(ii)        The worth at the time of award of the amount by which all unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)        The worth at the time of award of the amount by which all unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

(iv)        All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(v)        The Termination Payment that would have been due if Tenant had elected to terminate this Lease as provided in Section 2.3 above so that Landlord receives the Aggregate Rent Consideration.

(vi)        The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum. The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)        Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, even though Tenant has breached this Lease and an Event of Default has occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

(c)        The parties acknowledge and agree that Landlord would not have entered into this Lease, except for Tenant’s agreement to pay the Aggregate Rent Consideration throughout the Term, therefore, notwithstanding anything contrary in this Lease, Landlord and Tenant agree that Landlord shall have no obligation to re-let the premises or otherwise mitigate the damages suffered by Landlord upon the occurrence of a breach or an Event of Default by Tenant. Tenant hereby waives any right that it may have to require Landlord to mitigate damages upon the occurrence of a breach or an Event of Default by Tenant. Tenant represents, warrants and agrees that it will pay the Termination Payment as provided in Section 2.3 above if this Lease is terminated after the Commencement Date due to a breach or the occurrence of an Event of Default by Tenant that results in or causes the termination of this Lease by Landlord or Tenant. Tenant further acknowledges and agrees that the application or enforcement of California Civil Code Section 1951.2 shall not operate to limit, reduce or otherwise prohibit the full payment of the Aggregate Rent Consideration to Landlord.

(d)        The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

10.3        Landlord’s Right to Cure Defaults. All agreements to be performed by Tenant under this Lease shall be at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money required to be paid by Tenant hereunder or fails to perform any other act on Tenant’s part to be performed hereunder, Landlord shall have the right, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease; provided, however, that unless in Landlord’s good faith judgment earlier payment or performance is required by reason of emergency, or to preclude jeopardy to the health, safety or quiet enjoyment of the Premises by its tenants or occupants or further damage or loss to Landlord or the Premises, or to cure a violation of any Legal Requirement, then Landlord shall provide Tenant with not less than ten (10) days prior written notice that Landlord will make such payment or perform such obligation on Tenant’s behalf if the same is not paid or performed by Tenant prior to the expiration of such ten (10) day period. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Interest Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums plus interest by Tenant as in the case of default by Tenant in the payment of rent.

10.4        Landlord Default. If Landlord defaults under this Lease, Tenant shall give written notice to Landlord specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice within which to cure such default; provided, however, that if such default cannot reasonably be cured within such period of thirty (30) days, a default by Landlord shall not exist as long as Landlord commences with due diligence and dispatch the curing of such default within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such default within a reasonable time. If Landlord fails to perform any of its material obligations hereunder within the time period provided in the preceding sentence, and Tenant’s ability to use and occupy the Premises is materially impaired as a result thereof, Tenant may, but shall not be obliged to, and without waiving any default of Landlord or releasing Landlord from any obligations to Tenant hereunder, give Landlord a second written notice regarding the subject default. If Landlord fails to cure or commence the curing of such default within ten (10) business days after receipt of said second notice expressly stating Tenant’s intention to exercise its rights under this Section 10.4, then Tenant shall have all rights and remedies available to it at law and in equity.

ARTICLE 11

Damage or Destruction

11.1        Restoration. Landlord shall not be obligated to repair or replace any portion of the Premises if the Premises, or any part thereof, is damaged by fire or other casualty during the Term of this Lease. Landlord shall not be obligated to repair any damage to, or to make any replacement of, any moveable furniture, equipment, trade fixtures, signage, cameras, computers, office machines or any alterations or improvements made by Tenant to the interior or exterior of the Premises following the Commencement Date.

11.2        Termination of Lease. If the Premises, or any part thereof, is damaged by fire or other casualty during the Term of this Lease, then Landlord shall have the right, at Landlord’s option, to give written notice to Tenant within sixty (60) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease effective as of the date that is sixty (60) days after Tenant’s receipt of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right, within thirty (30) days after receipt of such notice, to give written notice to Landlord of Tenant’s election to either (i) complete and pay the cost of repair of such damage (except that Tenant shall have the right to use any available proceeds from insurance carried by Landlord or Tenant to complete such restoration work), in which event this Lease shall continue in full force and effect, and Tenant shall make such repairs as soon as reasonably possible or (ii) confirm in writing that that the Lease shall terminate and Tenant shall pay the Termination Payment as provided in Section 2.3 above.

11.3        Waivers. The provisions of this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

11.4        Insurance Proceeds Upon Casualty. Any available insurance proceeds shall be used to pay the cost of restoration of the Premises to the extent Tenant elects to commence restoration work pursuant to section 11.2 above. If Tenant does not elect to commence restoration work, then any available insurance shall be assigned and/or delivered to Landlord; provided, that in the event any proceeds are received from any Tenant Directed Insurance policy, such proceeds shall be applied to the Aggregate Rent Consideration and reduce, on a dollar for dollar basis, any subsequent Termination Payment owed by Tenant to Landlord. If insurance proceeds, together with any related deductible, are insufficient to complete the restoration, then Tenant shall pay all costs necessary to complete any restoration work Tenant elects to complete. Notwithstanding anything to the contrary above or elsewhere in this Lease, the disbursement of insurance proceeds shall be subject to the rights of any mortgagees, lienholders or any other party with a security interest in the Premises, as set forth in their respective encumbrances and as permitted by law, to (a) retain all our any portion of the insurance proceeds for themselves to the extent that their security interest in the Premises is impaired, or (b) control the disbursement of any such insurance proceeds.

ARTICLE 12

Eminent Domain

12.1        Condemnation. Landlord shall have the right to terminate this Lease if any material part of the Premises is taken by exercise of the power of eminent domain during the Term. Tenant shall have the right to terminate this Lease if any part of the Premises is taken by exercise of the power of eminent domain during the Term. In each such case, Landlord or Tenant shall exercise such termination right by giving written notice to the other within thirty (30) days after the date of such taking. If either Landlord or Tenant exercises such right to terminate this Lease in accordance with this Section 12.1, this Lease shall terminate as of the date of such taking and Tenant shall pay the Termination Payment to Landlord upon the date of such taking in accordance with Section 2.3. If neither Landlord nor Tenant exercises such right to terminate this Lease in accordance with this Section 12.1, this Lease shall terminate as to the portion of the Premises so taken as of the date of such taking and shall remain in full force and effect as to the portion of the Premises not so taken, and Base Rent shall be reduced as of such date in the proportion that the area of the Premises so taken bears to the total area of the Premises. If all of the Premises is taken by exercise of the power of eminent domain during the Term of this Lease, this Lease shall terminate as of the date of such taking and Tenant shall pay the Termination Payment to Landlord upon the date of termination in accordance with Section 2.3.

12.2        Award. If all or any part of the Premises is taken by exercise of the power of eminent domain, all awards, compensation, damages, income, rent and interest payable in connection with such taking shall, except as expressly set forth in this Section 12.2, be paid to and become the property of Landlord, and Tenant hereby assigns to Landlord all of the foregoing. Without limiting the generality of the foregoing, Tenant shall have no claim against Landlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Lease or any unexpired Term. Tenant shall have the right to claim and receive directly from the entity exercising the power of eminent domain only the share of any award determined to be owing to Tenant for the taking of improvements owned and installed by Tenant and used by Tenant in the conduct of Tenant’s business in the portion of the Premises so taken, for the taking of Tenant’s movable furniture, equipment, trade fixtures and personal property, for loss of goodwill, for interference with or interruption of Tenant’s business, or for removal and relocation expenses.

12.3        Temporary Use. Notwithstanding Sections 12.1 and 12.2 hereof to the contrary, if the use of all or any part of the Premises is taken by exercise of the power of eminent domain during the Term on a temporary basis for a period less than the Term remaining after such taking, this Lease shall continue in full force and effect, Tenant shall continue to pay all of the rent and to perform all of the covenants of Tenant in accordance with this Lease, to the extent reasonably practicable under the circumstances, and the condemnation proceeds in respect of such temporary taking shall be paid to Tenant.

12.4        Definition of Taking. As used herein, a “taking” means the acquisition of all or part of the Premises for a public use by exercise of the power of eminent domain or voluntary conveyance in lieu thereof and the taking shall be considered to occur as of the earlier of the date on which possession of the Premises (or part so taken) by the entity exercising the power of eminent domain is authorized as stated in an order for possession or the date on which title to the Premises (or part so taken) vests in the entity exercising the power of eminent domain.

ARTICLE 13

Subordination and Sale

13.1        Subordination, Non-Disturbance and Attornment. Tenant agrees to subordinate this Lease and all of the rights of Tenant hereunder to the lien of any mortgage or mortgages now or hereafter placed on the Premises provided, and only if, the mortgagee named in any such mortgage agrees in writing to recognize this Lease in the event of foreclosure of such mortgage or sale under such trust deed so long as Tenant is not in default under this Lease beyond any applicable periods for notice and cure. In the event Landlord now or hereafter has a lender, mortgagee, lienholder or lessor who owns a leasehold interest in the Premises or the land thereunder (each, a “Superior Interest Holder”), Landlord agrees to obtain from such Superior Interest Holder (and Tenant agrees to execute) a subordination, non-disturbance and attornment agreement (an “SNDA”), in recordable form, in such Superior Interest Holder’s standard form with such modifications as reasonably requested by Tenant that are reasonably agreed to by Landlord and Superior Interest Holder, and which SNDA provides that this Lease shall be subject and subordinate at all times to the lien of such Superior Interest Holder provided that in the event of a foreclosure of any such lien or of any other action or proceeding for the enforcement thereof, or of any sale thereunder (a) this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default then exists under this Lease, (b) Tenant shall attorn to the person who acquires

Landlord’s interest hereunder through any such foreclosure sale or other action, and (c) the party that succeeds to Landlord’s interest in the Premises shall be bound by the terms of this Lease. Contemporaneously with execution and delivery of this Lease, Landlord, Tenant and Landlord’s lender shall execute and deliver an SNDA, which SNDA Tenant may record in the Official Records of the County of San Mateo, California.

13.2        Sale of the Premises. If the original Landlord hereunder, or any successor owner of the Premises, sells or conveys the Premises, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing after such sale or conveyance shall terminate and the original Landlord, or such successor owner, shall automatically be released from all liabilities accruing from and after the date of such transfer, and thereupon all such liabilities and obligations accruing after the date of such transfer shall be binding upon the new owner. Tenant agrees to attorn to such new owner. However, notwithstanding any such transfer, conveyance or assignment, the transferor remains entitled to the benefits of Tenant’s releases and indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.

13.3        Estoppel Certificate. At any time and from time to time, Tenant shall, within twenty (20) days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Expiration Date determined in accordance with Article 2 hereof and the date, if any, to which all rent and other sums payable hereunder have been paid; (c) that no notice has been received by Tenant of any default by Tenant hereunder which has not been cured, except as to defaults specified in such certificate; (d) that Landlord is not in default under this Lease, except as to defaults specified in such certificate; (e) the status of any rent payments, additional rent or security deposits; (f) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by Landlord and any actual or prospective purchaser or mortgage lender of the Premises or any part thereof.

ARTICLE 14

Notices

14.1        Method. All requests, approvals, consents, notices and other communications given by Landlord or Tenant under this Lease shall be properly given only if made in writing and either mailed by certified mail, postage prepaid, return receipt requested, or delivered by hand (including messenger or nationally recognized delivery or air express service, which regularly maintains records of items delivered) or delivered by email and addressed as follows: to Landlord at the address of Landlord specified in the Basic Lease Information, or at such other place as Landlord may from time to time designate in a written notice to Tenant; and to Tenant at the address of Tenant specified in the Basic Lease Information, or at such other place as Tenant may from time to time designate in a written notice to Landlord. Such requests, approvals, consents, notices and other communications shall be effective on the date of delivery at the address of the receiving party by 5:00 pm California time. Notices delivered by email shall be effective the day sent, so long as a courtesy notice is sent by one of the other methods within one (1) business day thereafter. If any such request, approval, consent, notice or other communication cannot be delivered because the receiving party changed its address and did not previously give notice of such change to the sending party or because the receiving party refuses to accept such request, approval, consent, notice or other communication, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted. Any request, approval, consent, notice or other communication under this Lease may be given on behalf of a party by the attorney for such party.

ARTICLE 15

Miscellaneous

15.1        General. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Time is of the essence of this Lease and each and all of its provisions. This Lease shall benefit and bind Landlord and Tenant and the permitted personal representatives, heirs, successors and assigns of Landlord and Tenant. If any provision of this Lease is determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. Tenant shall not record this Lease or any memorandum or short form of it. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located.

15.2        Force Majeure. In the event that either party hereto shall be delayed or hindered or prevented from the performance required hereunder by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, terrorism, acts of nature, rain delays or other weather incidents, inability to obtain materials or other reason of like nature not the fault of the party delayed in performing work or doing acts, such party shall be excused for the period of delay (other than an obligation for the payment of Base Rent, additional rent or other money). The period for the performance of any such act shall then be extended for the period of such delay.

15.3        No Waiver. The waiver by Landlord or Tenant of any breach of any covenant in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other covenant in this Lease, nor shall any custom or practice which may grow up between Landlord and Tenant in the administration of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with this Lease. The subsequent acceptance of rent hereunder by Landlord or the payment of rent by Tenant shall not waive any preceding breach by Tenant of any covenant in this Lease, nor cure any Event of Default, nor waive any forfeiture of this Lease or unlawful detainer action, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such rent.

15.4        Attorneys’ Fees. If there is any legal action or proceeding between Landlord and Tenant to enforce this Lease or to protect or establish any right or remedy under this Lease, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees and disbursements shall be included in and as a part of such judgment.

15.5        Brokers. Landlord and Tenant each represents and warrants to the other that (a) such party has negotiated this Lease directly with Matt Squires and Ted Jacobs of Cushman & Wakefield (“Broker”), who represents Tenant in connection with this Lease, and (b) such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall be responsible for payment of any real estate broker (including Broker) as further provided in the Purchase Agreement. Except for the Broker, each party represents to the other that it has not dealt with any broker, agent, or finder for which a commission or fee is payable with respect to the Property or this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all Claims by any real estate broker or salesperson for a commission, finder’s fee or other compensation alleged to be owing on account of any dealings with such real estate broker or salesperson occurring by, thorough or under the indemnifying party.

15.6        Governing Law; Waivers of Jury Trial and Certain Damages. This Lease shall be governed by the laws of the state in which the Premises is located. To the maximum extent permitted by Legal Requirements, Landlord and Tenant each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and any and all right to receive punitive, exemplary and consequential damages from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, or advisor of the other) in any claim, demand, action, suit, proceeding or cause of action in which Landlord and Tenant are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Lease; any past, present or future act, omission, conduct or activity with respect to this Lease; any transaction, event or occurrence contemplated by this Lease; the performance of any obligation or the exercise of any right under this Lease; or the enforcement of this Lease. Landlord and Tenant reserve the right to recover actual or compensatory damages, with interest, attorneys’ fees, costs and expenses as provided in this Lease, for any breach of this Lease, and providing further that, it being acknowledged and understood by Tenant that Landlord may suffer irreparable harm, in the event of a holdover beyond the Term or upon the breach by Tenant of the agreements regarding Hazardous Materials contained in Section 4.3, in either such event Landlord also reserves the right to recover indirect damages. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability under this Lease shall be limited to its interest in the Building.

15.7        Entire Agreement. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Premises (except with respect to those express obligations and indemnities which expressly survived the closing as described in the Purchase Agreement). There are no commitments, representations or assurances between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any commitments, representations or assurances is solely upon commitments, representations and assurances expressly set forth in this Lease. This Lease may not be amended or modified in any respect whatsoever except by an agreement in writing signed by Landlord and Tenant. The “Purchase Agreement” means that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of September 27, 2019, entered into by and between SummerHill Apartment Communities Investments LLC, a California limited liability company (as Buyer) and Tenant (as Seller), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of December 9, 2019.

15.8        No Partnership. It is expressly understood that Landlord and Tenant are not partners, and Landlord has no right, title, or interest in and to the business of Tenant, and Landlord has no right to represent or bind Tenant in any respect except as expressly provided herein, and that nothing herein contained shall be deemed, held, or construed as making Landlord a partner or associate of Tenant, or as rendering Landlord liable for any debts, liabilities, or obligations incurred by Tenant, it being expressly understood that the relationship between the parties hereto is, and shall at all times remain, that of landlord and tenant.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date specified in the Basic Lease Information.

LANDLORD:

SHAC INGOLD APARTMENTS LLC, a Delaware limited liability company

By:	SummerHill Apartment Communities,
a California corporation, its manager

By:	/s/ Douglas L. McDonald

Name:	Douglas L. McDonald

Its:	COO

By:	/s/ Joshua Taylor
Name:	Joshua Taylor
Its:	Assistant Secretary

TENANT:

VECTOR LABORATORIES, INC., a California corporation

By

Name

Title

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date specified in the Basic Lease Information.

LANDLORD:

SHAC INGOLD APARTMENTS LLC,

a Delaware limited liability company

By:	SummerHill Apartment Communities, a California corporation, its manager

By:
Name:
Its:

By:
Name:
Its:

TENANT:

VECTOR LABORATORIES, INC.,

a California corporation

By	/s/ John Lai

Name	John Lai

Title	Authorized Signatory